October 21, 2003
News Release

                    Valmont Announces Third Quarter Earnings
                           and Fourth Quarter Outlook

     Summary (Comparisons vs. year ago quarter):

     o    Net sales decline 1.5%.

     o    Net earnings decrease 49%.

     o    Irrigation profits up 37% on 9% sales increase.

     o    Record   results  in  Brazil  led  strong   international   irrigation
          performance.

     o Engineered Support Structures operating earnings declined due to severe pricing pressure, and weakness in the utility market.

     o    Fourth quarter earnings per share expected to be flat with 2002.

     Omaha, NE - Valmont Industries, Inc. (NYSE: VMI), the leading global manufacturer of engineered support structures and coating services for infrastructure, and mechanized irrigation equipment for agriculture, reported third quarter 2003 net earnings of $4.1 million, or 17 cents per diluted share, versus third quarter 2002 net earnings of $8.1 million, or 32 cents per diluted share. Sales for the third quarter were $203 million compared with $206 million for the same period of 2002.

     For the first nine months of 2003, Valmont's net earnings were $17.8 million, or 73 cents per diluted share, compared with 2002 nine-month net earnings of $25.1 million, or $1.02 per diluted share. Nine-month sales for 2003 were $611 million versus $639 million in 2002.

     Third Quarter 2003 Review:

     "Weakness in our utility business was the primary reason for the sharp decline in our profitability for the quarter," said Mogens C. Bay, Valmont's Chairman and Chief Executive Officer. "Profitability fell because of the extreme pricing pressure in the utility market, combined with weakness in the utility substation market. Performance also suffered in our coatings business as lower volumes reflected the lackluster U.S. industrial economy."

         "On the other hand, we had very good results in our irrigation business. Our North American sales were up due to rising commodity prices and dry weather in some areas. International irrigation sales were flat, but earnings were higher. We benefited from a better geographic sales mix as a strong performance in Brazil offset lower project business to the Middle East and Eastern Europe."

     "In our second quarter earnings release, we indicated that earnings per share for the year would be down 10-20%. At this time we expect full year earnings per share to be in the range of $1.06-$1.10, as we expect fourth quarter earnings to be approximately flat with last year."

     "We have had many questions about Valmont's prospects in the utility market after the big Northeast blackout in August. The blackout highlighted the need to improve the electricity transmission grid in the U.S. For many years, this country has underinvested in its transmission and distribution infrastructure. Investment in the grid will need to take place to avoid further system failures. This bodes well for the future of our utility business, although many political and regulatory issues remain to be resolved. We are hopeful that Congress will enact national energy legislation that encourages these improvements to occur. Also, due to the natural forces of supply and demand, there should be an increase in the amount of power generating capacity brought online over the next five years. We should benefit from those capacity additions when they occur."

     Third Quarter Summary - Infrastructure Markets:

     Engineered Support Structures Segment sales of $107 million represented a 5% decline from 2002 levels. Operating income for the segment fell by 59% to $3.9 million, largely as a result of lower prices for utility structures and lower volumes of substation products.

     Lighting and traffic sales and profitability were slightly lower in North America due to a less favorable sales mix. In Europe, lighting sales were slightly higher than 2002. Profitability in Europe was lower, partly due to increased costs to broaden the product line and expand geographically, and partly due to a strike at a galvanizing vendor in France. In China sales and profits increased led by higher utility and wireless communication product sales.

     Global sales of wireless communication products were 8% lower than 2002, but compared with the first half of the year, profitability improved as cost reductions took effect.

     In the second quarter of this year, the Company announced that it was combining its poles and wireless communication segments. As a result, the Company expects to lower its costs and leverage the skill and manufacturing capabilities of its wireless communication facilities and staff. These efforts are continuing, and the sign and specialty structures backlog continues to grow.

     In the Coatings Segment, sales of $25.6 million were 9% lower than last year. Weakness in the U.S. industrial economy resulted in lower demand for coating services. Internal volumes were also lower due to the slow domestic utility and wireless communication markets. As a result, operating profits fell 41% to $1.5 million. Due to the high fixed cost nature of the coatings business, it experiences rapid deleverage on lower sales. With an improvement in the industrial economy and sales volume increases, it is expected that the coatings segment will experience significant upside leverage and increased profitability.

     Third Quarter Summary-Agricultural Markets:

     In the Irrigation Segment, third quarter sales increased 9% to $59.3 million. Operating income of $4.0 million was 37% higher than last year. In North America, markets improved in certain regions due to dry weather as well as higher farm commodity prices. Replacement sales of storm damaged irrigation equipment were also a factor contributing to the sales increase.

     International profits improved, despite substantially lower sales in the Middle East and Eastern Europe. Sales were particularly strong in Brazil due to supportive government programs and higher crop prices. Markets were also strong in South Africa and Australia due to dry conditions and improved farm commodity prices.

     Tubing Segment sales of $13.3 million were 2% lower than in 2002. Operating income of $1.4 million was 8% below the second quarter of 2002 due to lower pricing.

     Fourth Quarter Outlook:

     Commenting on the outlook for the fourth quarter, Mr. Bay said, "At this time, we anticipate fourth quarter earnings to be approximately flat with last year. We expect improved performance in the irrigation segment. Infrastructure sales should increase, but profitability is not expected to be on par with last year, mainly as a result of weakness in utility pricing. We remain confident that as the industrial economy recovers, we will be very well positioned for improved performance and further growth."

     An audio discussion of Valmont's third quarter results by Valmont officers, Mogens C. Bay, Chairman and Chief Executive Officer, and Terry J. McClain, Senior Vice President and Chief Financial Officer, will be available live via the Internet at 8:00 a.m. Oct 22, 2003 CDT, by pointing browsers to: http://www.valmont.com/investor_relations/call.shtml. After the event you may listen by accessing the above link or by telephone. Dial 1-800-642-1687 or 706-645-9291, and enter the Conference ID#: 3170505 beginning Oct 22, 2003 at 10:00 a.m. CDT through 12:00 p.m. CDT on Oct 29, 2003.

     Valmont is the global leader in designing and manufacturing poles, towers and structures for lighting and traffic, wireless communication and utility markets, and a provider of protective coating services. Valmont also leads the world in mechanized irrigation equipment for agriculture, enhancing food production while conserving and protecting natural water resources. In addition, Valmont produces a wide variety of tubing for commercial and industrial applications.

     This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current views and estimates and are subject to uncertainty and changes in circumstances. Future economic and market circumstances, industry conditions, Company performance and financial results, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, domestic and international competitive environment, actions and policy changes of domestic and international governments and other risks described from time to time in Valmont's reports to the Securities and Exchange Commission are examples of factors, among others, that could cause results to differ materially from those described in the forward-looking statement. The Company cautions that any forward-looking statement included in this press release is made as of the date of this press release and the Company does not undertake to update any forward-looking statement.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (Dollars in thousands, except per share amounts)
                                   (unaudited)

                                                          Third Quarter                   Year-to-Date
                                                         13 Weeks Ended                  39 Weeks Ended
                                                   --------------------------------------------------------
                                                      27-Sep-03      28-Sep-02     27-Sep-03     28-Sep-02
                                                   ------------------------------------------ -------------
Net sales                                             $ 202,498      $ 205,504     $ 610,458     $ 639,242
Cost of sales                                           154,692        150,701       458,311       468,124
                                                      ---------      ---------     ---------     ---------
     Gross profit                                        47,806         54,803       152,147       171,118
Selling, general and administrative expenses             37,949         38,755       113,508       119,568
                                                      ---------      ---------     ---------     ---------
     Operating income                                     9,857         16,048        38,639        51,550
                                                      ---------      ---------     ---------     ---------
Other income (deductions)
  Interest expense                                       (2,692)        (2,980)       (8,008)       (9,231)
  Interest income                                           234            250           785           779
  Miscellaneous                                              51             93          (104)         (472)
                                                      ---------      ---------     ---------     ---------
                                                         (2,407)        (2,637)       (7,327)       (8,924)
                                                      ---------      ---------     ---------     ---------
     Earnings before income taxes, minority
       interest, equity in earnings (losses) of non-
       consolidated subsidiaries and change in
       accounting principle                               7,450         13,411        31,312        42,626
Income tax expense                                        2,729          4,772        11,491        15,490
                                                      ---------      ---------     ---------     ---------
     Earnings before minority interest, equity in
       earnings (losses) of nonconsolidated
       subsidiaries and change in accounting
       principle                                          4,721          8,639        19,821        27,136
Minority interest (after tax)                              (637)          (207)       (1,625)         (625)
Earnings (losses) in nonconsolidated subsidiaries             9           (382)         (443)         (886)
Cumulative effect of change in accounting principle          -              -             -           (500)
                                                      ---------      ---------     ---------     ---------
     Net earnings                                       $ 4,093        $ 8,050      $ 17,753      $ 25,125
                                                      ---------      ---------     ---------     ---------
Average shares outstanding (000's) - Basic               23,774         24,060        23,813        24,056
                                                      ---------      ---------     ---------     ---------
Earnings per share - Basic                               $ 0.17         $ 0.33        $ 0.75        $ 1.04
                                                      ---------      ---------     ---------     ---------
Average shares outstanding (000's) - Diluted             24,285         24,865        24,325        24,621
                                                      ---------      ---------     ---------     ---------
Earnings per share - Diluted                             $ 0.17         $ 0.32        $ 0.73        $ 1.02
                                                      ---------      ---------     ---------     ---------
Cash dividends per share                                $ 0.080        $ 0.075       $ 0.235       $ 0.215
                                                      ---------      ---------     ---------     ---------

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                            SUMMARY OPERATING RESULTS
                             (Dollars in thousands)
                                   (unaudited)

                                                          Third Quarter                Year-to-Date
                                                         13 Weeks Ended               39 Weeks Ended
                                                   ---------------------------- ---------------------------

                                                    27-Sep-03      28-Sep-02     27-Sep-03     28-Sep-02

                                                   ---------------------------- ------------- -------------
Net sales
     Engineered Support Structures                    $ 106,746      $ 112,009     $ 292,035     $ 333,217
     Coatings                                            25,641         28,014        76,359        82,506
                                                      ---------      ---------     ---------     ---------
        Infrastructure products                         132,387        140,023       368,394       415,723

     Irrigation                                          59,260         54,553       206,173       190,496
     Tubing                                              13,343         13,596        43,819        43,342
                                                      ---------      ---------     ---------     ---------
        Agriculture products                             72,603         68,149       249,992       233,838

     Other                                                4,044          4,222        13,121        12,596
     Less: Intersegment sales                            (6,536)        (6,890)      (21,049)      (22,915)
                                                      ---------      ---------     ---------     ---------
          Total                                       $ 202,498      $ 205,504     $ 610,458     $ 639,242
                                                      ---------      ---------     ---------     ---------

Operating Income
     Engineered Support Structures                        3,903          9,510         9,225        22,663
     Coatings                                             1,535          2,587         4,272         7,360
                                                      ---------      ---------     ---------     ---------
        Infrastructure products                           5,438         12,097        13,497        30,023

     Irrigation                                           3,978          2,911        22,708        18,130
     Tubing                                               1,402          1,522         4,403         4,717
                                                      ---------      ---------     ---------     ---------
        Agriculture products                              5,380          4,433        27,111        22,847

     Other                                                 (961)          (482)       (1,969)       (1,320)
                                                      ---------      ---------     ---------     ---------
          Total                                         $ 9,857       $ 16,048      $ 38,639      $ 51,550
                                                      ---------      ---------     ---------     ---------

Valmont has four reportable segments organized on a worldwide product basis.

     Engineered Support Structures: This segment consists of the manufacture of engineered metal structures and components for the lighting, traffic, utility and wireless communication industries.

     Coatings: This segment consists of galvanizing, anodizing and powder coating services.

     Irrigation: This segment consists of the manufacture of agricultural irrigation equipment and related parts and services.

     Tubing: This segment consists of the manufacture of tubular products.

In addition to these four reportable segments, Valmont also has other businesses that individually are not more than 10% of consolidated net sales. These businesses, which include wind energy development, machine tool accessories and industrial fasteners, are reported in the "Other" category.

                    VALMONT INDUSTRIES, INC. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)
                                   (unaudited)

                                         27-Sep-03                 28-Sep-02
                                       --------------            -------------
ASSETS
Current assets:
  Cash and cash equivalents               $ 26,734                 $ 18,446
  Accounts receivable, net                 150,034                  141,509
  Inventories                              113,103                  109,788
  Prepaid expenses                           9,979                    6,293
  Refundable and deferred income taxes      10,427                   13,404
                                         ---------                ---------
     Total current assets                  310,277                  289,440
Property, plant and equipment, net         184,304                  197,958
Goodwill and other assets                   92,670                   91,471
                                         ---------                ---------
                                         $ 587,251                $ 578,869
                                         ---------                ---------

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current installments of long-term debt  $ 14,626                 $ 10,948
  Notes payable to banks                    23,890                   16,417
  Accounts payable                          58,309                   57,356
  Accrued expenses                          53,782                   64,045
  Dividend payable                           1,916                    1,790
                                         ---------                ---------
     Total current liabilities             152,523                  150,556
Long-term debt, excluding current          130,549                  162,812
  installments
Other long-term liabilities                 47,697                   33,409
Shareholders' equity                       256,482                  232,092
                                         ---------                ---------
                                         $ 587,251                $ 578,869
                                         ---------                ---------